UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): April 30, 2010 (April 27, 2010)

R&G Financial Corporation
(Exact name of registrant as specified in its charter)

Puerto Rico	001-31381	66-0532217
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
290 Jesús T. Piñero Ave.
Hato Rey, San Juan, Puerto Rico 00918
(Address of principal executive offices and zip code)
(787) 758-2424
(Registrant’s telephone number, including area code)
Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.
On April 28, 2010, R&G Financial Corporation (the “Company”), R-G Premier Bank of Puerto Rico (the “Bank”), the Company’s wholly-owned banking subsidiary, and R&G Mortgage Corporation, the Company’s wholly-owned mortgage subsidiary (“R&G Mortgage”), entered into a Stock Transfer, Release and Waiver Agreement (the “Transfer Agreement”), pursuant to which the Company agreed to transfer all of the issued and outstanding shares of capital stock of R&G Mortgage to the Bank in consideration for the full satisfaction and extinguishment of an intercompany account receivable, owed by R&G Mortgage to the Bank, in the amount of approximately $42 million (the “Intercompany Receivable”). The Intercompany Receivable was recognized by the Bank as a result of the restatement of the accounting treatment of the transactions made under the Master Purchase, Servicing and Collection Agreement, dated February 16, 1990, between the Bank and R&G Mortgage. Pursuant to the Transfer Agreement, the Bank (i) accepted the transfer of shares of capital stock of R&G Mortgage from the Company as payment in full satisfaction of the Intercompany Receivable, (ii) released the Company and R&G Mortgage from any and all liability related to the Intercompany Receivable, and (iii) waived any claims that the Bank may have had against the Company or R&G Mortgage related to the Intercompany Receivable. As a result of this internal reorganization, R&G Mortgage became a direct subsidiary of the Bank, and an indirect subsidiary of the Company. Solely as a result of the accounting associated with the cancellation of indebtedness, on a consolidated basis, the transaction will increase the equity of the Bank by an estimated $51 million. The Company and the Bank received the written approval to engage in the transactions contemplated by the Transfer Agreement from the Federal Deposit Insurance Corporation (“FDIC”), the Board of Governors of the Federal Reserve System, and the Commissioner of Financial Institutions of the Commonwealth of Puerto Rico (the “Commissioner”).
A copy of the Transfer Agreement is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated by reference as though fully set forth herein. The foregoing summary description of the Transfer Agreement and the transactions contemplated therein is not intended to be complete and is qualified in its entirety by the complete text of the Transfer Agreement.
Item 1.03 Bankruptcy or Receivership.
On April 30, 2010, the Bank was closed by the Commissioner, and the FDIC was named receiver. On the same date, the FDIC entered into a purchase and assumption agreement with Scotiabank de Puerto Rico, which provides for the acquisition of most of the assets and liabilities of the Bank including the assumption of all of the deposits of the Bank.
As a result of the closure of the Bank, the capital stock of which is the Company’s primary asset, the Company will likely be forced to seek protection under the United States Bankruptcy Code.

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.
As of April 30, 2010, the Company had an aggregate of approximately $335 million of its 6.95% Junior Subordinated Debentures, 6.52% Junior Subordinated Debentures and 6.62% Junior Subordinated Deferrable Interest Debentures (collectively, the “Debentures”) outstanding pursuant to Indentures dated as of October 6, 2003, March 31, 2004 and November 30, 2004, respectively (collectively, the “Indentures”), between the Company and Wilmington Trust Company, a Delaware banking corporation, as indenture trustee. The April 30, 2010 appointment of the FDIC as receiver constitutes a triggering event, also termed an “Event of Default,” under the Indentures. Under the Indentures, an Event of Default occurs if, among other things, the Company or any substantial part of its property, including the Bank, is taken into possession by a receiver. Upon such Event of Default, the principal amount of the debentures, together with any premium and interest accrued but unpaid, becomes due only after the trustee or holders of not less than 25% in aggregate principal amount of the debentures then outstanding, by notice in writing to the Company (and to the trustee if given by the holders of the debentures), declare such principle and accrued interest immediately due and payable.

Item 8.01 Other Events.
On April 27, 2010, FirstBank Puerto Rico (“FBPR”) filed a verified complaint against the Company in the Commonwealth of Puerto Rico’s Court of First Instance, San Juan Part. The Company was served with process on April 29, 2010. The complaint alleges that Company has defaulted on its payment obligations under a Credit Agreement entered into by and between the Company and FirstBank International Branch, a division of FBPR, as amended, on June 24, 2005. FBPR claims that payment on the sum of $5.9 million is currently in default and, as a result it accelerated the debt and is now owed $31.7 million in the aggregate. The complaint requests that judgment be entered for the aggregate amount owed plus $6.3 million in attorney’s fees. FBPR has also filed a motion to secure the effectiveness of a future judgment, requesting the attachment of funds of the Company up to the sum of $14.8 million, which FBPR alleges is the amount of the deficiency in collateral it holds to secure repayment. FBPR has requested that the motion be granted without hearing, claiming to fall within the limited exceptions which authorize attachments without a hearing. The Court has not yet ruled on the motion. The Company intends to defend this action.
Item 9.01 Financial Statements and Exhibits
a)	Not applicable.

b)	Not applicable.

c)	Not Applicable.

d)	Exhibits.
10.1	Stock Transfer, Release and Waiver Agreement, dated April 28, 2010, by and among R&G Financial Corporation, R-G Premier Bank of Puerto Rico, and R&G Mortgage Corporation.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

R&G FINANCIAL CORPORATION
Date: April 30, 2010	By:	/s/ ROLANDO RODRIGUEZ
Rolando Rodriguez
President and Chief Executive Officer